Exhibit 10.76

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is entered into as of October 31, 2013 (the “Effective Date”), by and between Forbes Education Holdings LLC, a Delaware limited liability company (“Forbes”), on the one hand, and Bridgepoint Education, Inc., a Delaware corporation (“Bridgepoint”) and its wholly-owned subsidiary Ashford University, LLC (“Ashford” and, collectively with Bridgepoint, “Licensee”), on the other hand. Each of Forbes and Licensee are referred to herein as a “Party,” and together, the “Parties.”
WHEREAS, Forbes has certain rights to the Licensed Marks and the Licensed Content in connection with the Licensed Activity (each, as defined herein);
WHEREAS, Licensee owns and operates Ashford University, a postsecondary educational institution offering programs online and at a campus located in Clinton, Iowa;
WHEREAS, Licensee wishes to use the Licensed Marks to rebrand its College of Business and Professional Studies (the “Business School”) as the “Forbes School of Business at Ashford University”; and
WHEREAS, Licensee wishes to license from Forbes the right to use the Licensed Marks and certain related domain names in connection with the Licensed Activity, and Forbes has agreed to license to Licensee Forbes’ rights in the Licensed Marks and certain related domain names solely for such purposes, subject to certain restrictions.
NOW, THEREFORE, In consideration of the agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions; Interpretation.
1.1Definitions. The capitalized terms used herein but not defined shall take their respective meanings from Exhibit A hereto (hereby incorporated into this Agreement by this reference).
1.2Interpretation.
(a)In this Agreement, unless provided otherwise or required by context, (i) references to articles, sections (or subdivisions of sections), recitals, preambles, schedules or annexes are to those of this Agreement, (ii) terms defined in the singular shall include the plural and vice versa, (iii) references to any Law shall include all rules and regulations promulgated thereunder and all amendments, modifications, supplements thereto or restatements or replacements thereof subsequently implemented or enacted, (iv) references to any Contract shall be deemed to include all appendices, schedules, attachments, exhibits, annexes or certificates furnished pursuant thereto and all subsequent amendments, restatements and other modifications thereof, (v) the words “herein,” “hereby,” “hereof,” and “hereunder” or other words of similar import refer to this Agreement as a whole, (vi) the words “or” and “including” shall not be limiting or exclusive, (vii) references to “dollars” or “$” are to U.S. dollars, (viii) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP and (ix) references to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day.
(b)The section headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement. This Agreement has been negotiated and drafted jointly by the parties hereto and their attorneys, and no rule of construction disfavoring the drafting party shall apply.
2.Trademark License; Restrictions.
2.1License Grant. Subject to the terms and conditions of this Agreement, Forbes hereby grants to Licensee a non-transferable, non-sublicensable, exclusive license, during the Term, to use and display the Licensed Marks, solely in the Territory (subject to the requirements of Section 7.10) and solely for use in connection with the Licensed Activity. All rights of Forbes in and to the Licensed Marks not expressly granted under this Section 2.1 are reserved by Forbes.
2.2Reservation of Rights. Licensee has not acquired, and shall not acquire, any right, title or interest in or to the Licensed Marks or any other FORBES Marks except the limited rights with respect to such Licensed Marks expressly set forth in this Agreement. Forbes shall not acquire any right, title or interest in or to the ASHFORD or ASHFORD UNIVERSITY marks, or to any other marks which are registered or in use by Licensee or its Affiliates. As between Forbes and Licensee, all use of the Licensed Marks by Licensee anywhere, and all goodwill associated with such use, shall inure to the benefit of Forbes except that Licensee reserves all goodwill associated with the ASHFORD and ASHFORD UNIVERSITY marks as used in conjunction with the Licensed Marks.
2.3Restrictions. During the Term and after any expiration or termination of this Agreement, the following provisions shall apply:
(a)No Unauthorized Use. Licensee shall not use or display (or authorize the use or display of) the Licensed Marks in any manner whatsoever other than as expressly authorized by this Agreement or as otherwise required by applicable Law in connection with the Licensed Activity.
(b)Confusing Similarity. Neither Party nor its Affiliates shall, directly or indirectly, attempt to register, own, claim to own or claim any right (other than the rights granted in this Agreement) or interest in, the other Party’s Marks, or use or display (other than as authorized in accordance with the terms and conditions of this Agreement), attempt to register, own, claim to own or claim any right (other than the rights granted in this Agreement) or interest in, any service mark, service name, trade name, trademark, domain name, brand, mark, word, translation, combination, abbreviation, logo, design or other designation of origin (collectively, “Marks”) confusingly similar to any of the other Party’s Marks, including any Mark that incorporates, as applicable, the word “Forbes” or “Ashford” and any variation thereof. Without limiting the foregoing, each Party agrees that, should it or its Affiliates, directly or indirectly, ever acquire any ownership, right or interest in or to any such Mark of the other Party other than the rights granted in this Agreement, during or after the life of this Agreement, such Party, as applicable, shall assign and transfer and hereby does assign and transfer to the other Party, without any additional consideration, all such rights and all goodwill associated therewith.
(c)No Challenge. Neither Party shall challenge the validity of the other Party’s Marks or the license thereto granted herein, nor shall Licensee challenge the Forbes Licensors’ rights in or to, or ownership of, the Licensed Marks or the enforceability of the Forbes Licensors’ rights therein or assist any third party in doing the same.
(d)No Tarnishing or Denigration. Licensee shall not, and shall not permit or allow any Subsidiaries and shall not authorize or cause others, through any act, omission, right or obligation, to tarnish, disparage, denigrate, degrade or dilute the Licensed Marks, use or display the Licensed Marks in connection with any activity that is illicit, immoral, unethical or would constitute or cause the existence of a violation of Law by Licensee, the Forbes Licensors or any of their licensees or that would be harmful or damaging to the reputation or goodwill of the Business School, Licensee, Forbes, the Forbes Licensors or any of their licensees. Licensee shall, in its use of the Licensed Marks as licensed herein, maintain the validity and distinctiveness of the Licensed Marks.
(e)No Use with Other Marks. Licensee shall not use, and shall not permit or allow any Subsidiaries and shall not authorize or cause others to use, through any act, omission, right or obligation, the Licensed Marks in connection with any other Mark, including the ASHFORD UNIVERSITY mark, except (i) to identify the Business School as specifically set forth in Section 7.12 (ii)  to identify the association between the Business School and Licensee, (iii) to identify the Business School in copy as “The Forbes School of Business at Ashford University,” “Ashford University’s Forbes School of Business,” or “Ashford University Forbes School of Business” or (iv) with the prior written consent of Forbes with respect to each instance of use (which consent may be granted or withheld by Forbes in its sole discretion); provided, that once Forbes has provided written approval of such instance of use, Licensee shall not be required to obtain approval to make substantially similar uses.
(f)Notice. In connection with the use of the Licensed Marks, Licensee shall, where and as commercially reasonable, as determined by Forbes in its reasonable business discretion in consultation with Licensee, (i) mark each use with the appropriate trademark symbol (e.g., “®” or “™” or “SM”) and (ii) include a trademark notice in a form reading, “Licensed Mark is used under license” or substantially equivalent notice. If any Licensed Marks are used multiple times on or in a particular document, advertisement or other material, the symbol and notice need only be used in connection with the first prominent use of the Licensed Mark on or in such document, advertisement or other material. Notwithstanding the foregoing, Licensee’s failure to mark each use in accordance with this Section 2.3(f) shall not be a breach of Licensee’s obligations under this Agreement; provided, that repeated failures to do so or the failure to cure any such failure shall be deemed a material breach of Licensee’s obligations under this Agreement.

2.4Application, Registration, Maintenance, Renewal and Enforcement.
(a)Application, Registration, Maintenance and Renewal.
(i)Notwithstanding anything to the contrary in this Agreement, as between Forbes and Licensee, Forbes (and the other Forbes Licensors) shall retain the exclusive rights throughout the world to apply for, prosecute, obtain registrations for, maintain and renew the Licensed Marks. Licensee shall cooperate with the Forbes Licensors in the preparation and filing of any applications, renewals or other documentation necessary or useful to protect the Forbes Licensors’ Intellectual Property rights in the Licensed Marks.
(ii)Licensee may request from Forbes that the Forbes Licensors apply for registration of Licensed Marks or prosecute applications for, or maintain registrations of, Licensed Marks that are pending or registered as of the date hereof. Subject to the procedures and requirements in Section 7.10, Forbes may, in its sole discretion, cause the applicable Forbes Licensor to apply for such registration, prosecute such application or maintain such registration (the “Licensee-Requested Filings”). Licensee shall reimburse Forbes (or, at Forbes’ direction, the applicable Forbes Licensor) for all Expenses, associated with any Licensee-Requested Filings, including in the jurisdictions set forth in Exhibit C to this Agreement. In the event that Licensee no longer wishes the Forbes Licensors to continue prosecuting or maintaining a Licensee-Requested Filing, Licensee shall give Forbes notice thereof, and the applicable Forbes Licensor may (but has no obligation to) prosecute or maintain such filing at its expense.
(b)Notification. Licensee shall notify Forbes promptly of any actual or threatened infringements or imitations or unauthorized uses of the Licensed Marks of which Licensee becomes aware.
(c)Enforcement. As between Forbes and Licensee, Forbes shall have the sole right to bring any action for any past, present or future infringements of the Forbes Licensors’ Intellectual Property rights in the Licensed Marks, including related to any domain name infringing upon the Licensed Marks. Licensee shall reasonably cooperate with Forbes in any efforts by the Forbes Licensors to enforce their rights in the Licensed Marks or to prosecute third party infringers of the Licensed Marks. Forbes shall be entitled to retain any and all damages and other monies awarded or otherwise paid in connection with any such action. Forbes shall bear all Expenses associated with such action that Forbes initiates. With respect to any past, present or future infringements of the Forbes Licensors’ Intellectual Property rights in the Licensed Marks, Licensee may make a written request to Forbes to have an action with respect to such infringement initiated, and Forbes shall reasonably review and cooperate with any such request. If Forbes does not institute a trademark action within sixty (60) days of a written request from Licensee to institute an action based on third party infringement, and such infringement is likely to materially interfere with the rights granted to Licensee under this Agreement, then Licensee shall be permitted, with Forbes’ prior written approval (not to be unreasonably withheld) to institute and prosecute such action in its own name as an exclusive licensee of the specific rights granted hereunder against such infringer. Licensee shall be permitted to credit Expenses in such an action to any Royalty Payment due in such period, including any Minimum Guaranteed Amount, such credit not to exceed $[***] in any one calendar year, and not to exceed $[***] in total during the Term of this Agreement. In any

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such action or related proceeding, whether brought by Forbes or Licensee, the parties shall reasonably cooperate with each other, and each shall bear its own expenses, except in the case of a joining party, in which case, the party who is requesting or requiring the other party to join shall reimburse the reasonable expenses (including reasonable attorneys’ fees) of the joining party. It is specifically understood and agreed by the Licensee that the limited, provisional right to bring an action to protect the Forbes Mark, as set forth in this section, does not grant or transfer to Licensee any ownership or Intellectual Property rights in or to the Forbes Mark, other than those explicitly granted in this Agreement. Licensee shall not settle any such action without the prior written consent of Forbes, which shall not be unreasonably withheld or delayed. Licensee acknowledges and agrees that Licensee is not entitled to share in any damages, proceeds or other monetary relief recovered pursuant to such an action (by settlement, judgment or otherwise) except, in the event Licensee institutes and prosecutes any litigation or proceeding, it shall be entitled to recover from the adverse party actual expenses incurred above any [realized credit], together with its provable damages suffered or attributable to the infringement on its use of the Forbes Mark under this Agreement.
2.5Domain Names. Forbes shall transfer to Licensee the administrative rights to the domain names related to the Licensed Marks set forth on Exhibit D hereto. Forbes shall maintain active registrations of all such domain names, at the sole expense of Forbes. Upon expiration or termination of this Agreement, Licensee shall transfer the administrative rights to such domain names back to Forbes.
2.6Website and Conferences. Forbes shall provide the following marketing support to Licensee:
(a)Website Links. Forbes shall (i) list the Business School as an Affiliate Site in the footer of its home page, which is accessible from all pages on its website; and (ii) list the Business School on Forbes conference pages for conferences for which the Business School is an educational sponsor under Section 2.6(b) below in the manner in which other sponsors of the same level are listed.
(b)Forbes Conferences. To the extent that Forbes remains engaged in the business of producing conferences, Forbes shall identify Ashford as the “Educational Sponsor” for at least [***] major Forbes conference [***] as selected by Forbes following its good faith consultation with Licensee. As to any conference where the Business School is listed as an educational sponsor, Forbes shall use its best efforts to treat the Business School as a “Partner” level sponsor (i.e., second tier sponsor), including all relevant associated marketing and promotional benefits, including access for at least [***] ([***]) of the Licensee’s representatives to such conference; provided, however, that Forbes may provide lesser sponsor status or benefits to the Business School in connection with such conference to accommodate bona fide sponsorship offers from unaffiliated third parties who are not direct competitors of Licensee in the for-profit postsecondary education sector.
2.7Forbes Support of the Business School. Subject to the terms set forth below, Forbes shall provide the following support to the Business School during this Agreement:

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(a)Business School Website Channel. Forbes and Licensee shall work together, to the extent commercially feasible, to create a Business School Channel on the Forbes website with the goal of creating such Channel within [***] ([***])[***] of the Effective Date. Such Channel shall be similar in scope to other ‘branded channels’ that Forbes currently has, but, for the avoidance of doubt, shall not be used to recruit students for Ashford or the Business School, or for any purpose prohibited by Education Law.
(b)Business School Speaker Series. Forbes shall work with Licensee to identify Forbes Contributors to participate in a periodic Business School Speaker’s Series event. Licensee shall be solely responsible for obtaining the consent of such Contributors to participate in Speaker’s Series events and for negotiating satisfactory compensation for such Contributors’' work on such events.
(c)Business School Contributors to Forbes. Forbes shall provide Forbes Contributor privileges to [***] ([***]) active members of the Licensee’s faculty/staff, subject to Forbes’ standard process for review and approval of Contributors. Forbes shall be responsible for contracting with such Contributors according to standard Forbes practices.
(d)Forbes Participation in Business Plan Competition. Forbes shall identify [***] VP Level or higher Forbes Staff members to serve as judges in the Business School’s annual business plan competition during the year and/or an annual Forbes College of Business at Ashford University annual scholarship. Each such judge shall receive reimbursement of any out-of-pocket Expenses related to such work.
(e)Conference Personnel Access. Forbes shall provide [***] ([***]) attendee passes for Business School or Bridgepoint representatives to [***] additional Forbes conferences (beyond those for which the Business School is the Educational Sponsor) to the extent there is space after other paying attendees, speakers, special guests and sponsors have been accommodated and the attendance of such representatives is appropriate in light of the criteria for attendance of such conferences.
(f)Forbes Subscriptions. Licensee shall be entitled to purchase individual six month subscriptions to Forbes magazine (to include its print and digital editions) for students, staff, and/or faculty of the Business School at a rate of $[***] per person.
(g)Conference Content. Forbes will videotape each major session, including panel discussions, individual speakers and keynotes from each of its major conferences in accordance with its customary practices with respect to the recording of conferences, and, if such video is available, will use commercially reasonable efforts to provide full-length sessions to Ashford for use in higher education and to procure appropriate media releases from individual speakers appearing in conference video footage. Subject to the terms of Section 4, Licensee may use such videos as part of the Licensed Activities; provided, however, that any modifications of the videos for such use shall be subject to the prior approval of Forbes and any incremental costs incurred by Forbes in connection with reviewing, approving and/or monitoring any modifications requested by Licensee shall be payable by Licensee.

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2.8Educational Laws and Marketing. Forbes acknowledges that as a part of an institution participating in Title IV Programs, the Business School may only be marketed within the guidelines set forth within certain Educational Laws. Notwithstanding anything in this Agreement to the contrary, Forbes will not undertake any promotional or marketing activity on behalf of the Business School without the prior consent and/or in consultation with Licensee.

3.	Quality Control.
3.1Licensed Marks Guidelines. Use of the Licensed Marks hereunder shall be in accordance with all the terms and conditions of this Agreement, including this Section 3, the provisions of Section 2.3 and the Forbes Licensors’ then-current trademark guidelines, as may be updated from time to time by the Forbes Licensors and provided in writing to Licensee. All Licensed Activity shall be of such quality as will maintain and/or enhance the goodwill, image and reputation adhering to the Licensed Marks.
3.2Quality of Products and Services. Licensee acknowledges that the Licensed Marks (and the FORBES Marks) are associated with services of high quality. Forbes entered into this Agreement based on Licensee’s representations that Licensee will take such actions as are necessary to preserve such brand image and quality and acknowledges that Licensee, as presently operated, is a first class brand of high quality. All Licensed Activity hereunder shall meet, at a minimum, a level of quality comparable to the quality standards generally accepted for other first class brands of similarly situated, for-profit competitors in the education industry. Forbes shall provide prompt written notice to Licensee of any failure of Licensee to meet the quality requirements set forth in this Section 3.2 and Licensee shall have thirty (30) days from the date of such notice to cure such failure or to submit and implement a plan to cure such failure reasonably acceptable to Forbes. Licensee specifically acknowledges that appropriate brand positioning is important to the Forbes Licensors in their management of the Licensed Marks, and that any material, uncured failure by Licensee to abide by the terms of this Section 3 shall be deemed a material breach of this Agreement by Licensee, and without limiting the generality of Section 12.5, may cause irreparable damage to the Forbes Licensors’ businesses, which also employ marks related to the Licensed Marks. Notwithstanding the foregoing, an uncured failure to abide by the terms of this Section 3.2 shall only be considered to be a material breach of this Agreement if, after consultation with a Mediator it is determined that such failure represents a material failure by Licensee to comply with the foregoing quality standards. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit Ashford’s ability, in its sole discretion, to develop and control curriculum and administer programs based upon what is best for its students and in line with the standards of its accreditor and other regulatory bodies.
3.3Approval of Uses; Review of Samples. Licensee shall not use any labeling, advertising, marketing or promotional materials, or other publicly disseminated materials featuring any Licensed Marks without first obtaining Forbes’ written approval thereof; provided, however, that once Forbes has provided written approval of a particular use, Licensee shall not be required to obtain approval to make substantially similar uses in connection with materials updated in the ordinary course of business (e.g., for a course guide that has been modified only to include a current list of courses); provided, further, that (x) if Forbes does not respond to Licensee’s request for approval of materials within [***] ([***]) days after receiving such request, and (y) receipt of such request by Forbes has been confirmed (by email or telephonically) by

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Licensee, then such request shall be deemed approved. Subject to the other restrictions set forth in this Agreement, the logos and banners set forth in Exhibit E are deemed to have been approved in writing by Forbes as long as Forbes further approves each intended use of any such logo or banner in accordance with this Section 3.3. Any requests for such approval under this Section 3.3 shall be directed to Amy Berretta at Aberretta@forbes.com. From time to time and upon Forbes’ written request, Licensee shall submit to Forbes a reasonable number of samples of all materials bearing the Licensed Marks, including labeling, advertising, marketing and promotional materials, and other publicly disseminated materials.
3.4Improper Use. If Forbes discovers any use of the Licensed Marks that, in Forbes’ opinion, is improper or inconsistent with the terms of this Section 3, and Forbes delivers a writing describing in detail the nature of such use to Licensee, Licensee shall remedy such use, within [***] ([***]) days of receipt of such writing, to the reasonable satisfaction of Forbes, by submitting a new sample, permitting re-inspection or otherwise informing Forbes of the changed or discontinued use.
3.5Cooperation. Licensee shall reasonably cooperate with Forbes in enabling Forbes to ascertain that use of the Licensed Marks in connection with the Licensed Activity meets Forbes’ reasonable quality standards. Such cooperation shall include promptly providing Forbes with: (a) on Forbes’ request, reasonable information regarding Licensee’s conduct of the Licensed Activity; and (b) copies of any written communications from third parties regarding the quality of the Licensed Activity (e.g., significant consumer, student or regulatory complaints) that are likely to have a material adverse effect on Bridgepoint, Ashford, the Business School or the Forbes Licensors’ Marks; provided, however, that, with respect to written communications from students, Bridgepoint may redact from such written communications the names of the applicable students and such other information as necessary to comply with Law.
3.6Inspection. Forbes shall have the right to monitor the quality of the Licensed Activity offered in connection with the Licensed Marks. In connection with such right, Licensee shall permit Forbes to enter Licensee’s premises, upon not less than five (5) business days’ prior written notice, during normal business hours and in a manner that is not disruptive to the business, for the purpose of conducting inspections to ascertain the quality of the Licensed Activity. Licensee shall cooperate fully with Forbes in such inspections by rendering such assistance and/or making necessary changes to the Licensed Marks as Forbes may reasonably request.
3.7Approval Not a Warranty. Forbes’ grant of any license or approval of any Licensed Activity hereunder (including Foreign Activities) shall not be construed to mean that such Licensed Activity is safe or does not infringe the Intellectual Property rights of any third party or otherwise conforms to the requirements of applicable Law.
3.8Third Party Advertising. Licensee will not sell advertising in connection with the Licensed Activity.

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4.Content License.
4.1License Grant. Subject to the terms and conditions of this Agreement, Forbes hereby grants to Licensee, under the rights Forbes has in the Licensed Content, a non-transferable, non-sublicensable, non-exclusive license, during the Term, to use and reproduce Licensed Content, and distribute and publicly display to faculty, staff and students solely for use in connection with the courses offered by the Business School, solely in the Territory and solely as part of course materials (e.g., in classrooms and as part of online courses), for educational purposes outside of the classroom, or (subject to Forbes’ prior written approval for each use) in marketing or promotional materials in connection with the Licensed Activity. All rights of Forbes in and to the Licensed Content not expressly granted under this Section 4.1 are reserved by Forbes. Licensed Content made available online or otherwise via the Internet shall be made available in a secure fashion, with access limited to faculty, staff and students of the Business School. No derivative works shall be created from the Licensed Content except with regard to changing cosmetic print (e.g., changing font) or changing from print to digital or digital to online (it being agreed that all such derivative works shall be owned by the applicable Forbes Licensors); provided, however, that the embedding of otherwise unmodified Licensed Content, including excerpts of Licensed Content, into Licensee’s course material or into marketing and promotional material or microsites, shall not be deemed to be the creation of prohibited derivative work for purposes of this sentence as long as such Licensed Content is otherwise unmodified and complies with, and is subject to, the other provisions of this Section 4.
4.2Reservation of Rights. Licensee has not acquired, and shall not acquire, any right, title or interest in or to the Licensed Content except the limited rights with respect to such Licensed Content expressly set forth in this Agreement.
4.3Restrictions. During the Term and after any expiration or termination of this Agreement, the following provisions shall apply:
(a)No Unauthorized Use. Licensee shall not reproduce, distribute or display (or authorize the reproduction, distribution or display of) the Licensed Content in any manner whatsoever other than as expressly authorized by this Agreement.
(b)No Challenge. Licensee shall not challenge the Forbes Licensors’ right in or to, or ownership of, the Licensed Content or the enforceability of the Forbes Licensors’ rights therein.
(c)Notice. In connection with the use of any Licensed Content, Licensee shall mark each use of such Licensed Content with the appropriate copyright notice (e.g., “© 2013 Forbes Media LLC. All rights reserved.” or such other notice as may be specified by Forbes).
4.4Availability of Licensed Content. In order to utilize Forbes content, Licensee shall submit a written request to Forbes identifying the specified item of content (e.g., a single print article or a single thread or entry posted online during a twenty-four (24) hour period) and specifying the intended use. Licensee may request Online Content, as well as Print Content or other content, for use in accordance with the license granted in Section 4.1 above. Within five

(5) Business Days following Licensee’s request, Forbes shall respond to Licensee by either (i) making such item available to Licensee; (ii) notifying Licensee that such item requires rights clearance, in which case, Licensee shall inform Forbes whether Licensee would like Forbes to proceed with such clearance; or (iii) notifying Licensee that Forbes cannot obtain the right to make such content available to Licensee or that such content is unavailable due to possible claims or other issues in connection with such content. Licensee shall direct requests for use of Licensed Content to Sradlauer@forbes.com, who will additionally be available to Licensee for consultation regarding Licensed Content and Licensee’s proposed uses. Licensee shall reimburse Forbes for its reasonable out-of-pocket expenses in connection with such clearance, even if Forbes is ultimately unable to obtain such clearance. In no event shall Licensee request more than twenty-five (25) items of content per calendar month; provided, however, that Forbes and Licensee shall use reasonable efforts to jointly plan in advance and coordinate to accommodate any periodic clearance requests in excess of twenty-five (25) items per calendar month (e.g., during development of Business School courses) in a manner that does not, in Forbes’ reasonable judgment, unduly burden Forbes’ existing rights clearance operations. If, in Forbes’ reasonable judgment, certain Licensed Content could potentially be the subject of an Action, Forbes may provide Licensee with notice identifying such Licensed Content, in which case, Licensee shall promptly (but in any event, within twenty four (24) hours) cease reproducing, distributing, displaying or otherwise making such Licensed Content available. Subject to the foregoing, Forbes shall use its good faith efforts to ensure that requests to utilize the Licensed Content are reviewed and processed in a smooth and timely fashion.
4.5Application, Registration, Maintenance, Renewal, Notification and Enforcement.
(a)Application, Registration, Maintenance and Renewal. Notwithstanding anything to the contrary in this Agreement, as between Forbes and Licensee, Forbes (and the other Forbes Licensors) shall retain the exclusive rights throughout the world to apply for, prosecute, obtain copyright and other applicable Intellectual Property registrations for, and maintain and renew such registrations with respect to, the Licensed Content. Licensee shall cooperate with the Forbes Licensors in the preparation and filing of any applications, renewals or other documentation necessary or useful to protect the Forbes Licensors’ Intellectual Property rights in the Licensed Content.
(b)Notification. Licensee shall notify Forbes promptly of any actual, threatened or potential infringements or unauthorized uses of the Licensed Content of which Licensee becomes aware.
(c)Enforcement. As between Forbes and Licensee, Forbes shall have the sole right, but not the obligation, to bring any action for any past, present or future infringements of the Forbes Licensors’ Intellectual Property rights in the Licensed Content. Licensee shall reasonably cooperate with Forbes in any efforts by the Forbes Licensors to enforce their rights in the Licensed Content or to prosecute third party infringers of the Licensed Content. Forbes shall be entitled to retain any and all damages and other monies awarded or otherwise paid in connection with any such action. With respect to any past, present or future infringements of the Forbes Licensors’ Intellectual Property rights in the Licensed Content, Licensee may make a written request to Forbes to initiate an action with respect to such infringement initiated, and Forbes shall reasonably review and cooperate with any such request.
4.6Derivative Works.  As to any derivative works created using authorized License Content, the following rules shall apply during the Term: (i) with respect to any works that constitute integrated course materials (such as tests or textbooks) that are comprised in part of authorized Licensed Content and in part of content created by Licensee or sourced from a third party, Licensee shall be the owner of such derivative works free and clear of any further right or lien of Forbes during the Term; and (ii) with respect to any other type of derivative work that incorporates the Licensed Content, such as a stand-alone article reproduction or Ashford marketing materials incorporating Forbes Licensed Content, Licensee shall have the exclusive right to use such derivative works during the Term. In addition, following termination of this Agreement, and subject to the phase-out rules set forth in Section 8.3(b), no Party shall continue to use such derivative works including Licensed Content; provided, however, that Licensee may remove any Licensed Content from such derivative works and otherwise continue to use such works.
5.Payments.
5.1Required Payments.
(a)Signing Payment. Bridgepoint shall pay to Forbes an amount equal to the Signing Payment on the Effective Date in consideration of this Agreement and the other Transaction Documents.
(b)Royalty Payments.
(i)In consideration for the rights and licenses granted herein, Bridgepoint shall pay to Forbes an amount equal to the Annual Minimum Guaranteed Amount for each License Year in four equal quarterly installments. Each quarterly installment of the Annual Minimum Guaranteed Amount shall be due and payable on the first Business Day of each quarter of the applicable License Year, with the first payment due on January 2, 2014.
(ii)In consideration for the rights and licenses granted herein, Bridgepoint shall pay to Forbes, for each License Year, the Royalty Payment in accordance with Section 5.1(b)(iii) and subject to the terms thereof.
(iii)Within ninety (90) days after the end of each License Year, Bridgepoint shall calculate the aggregate accrued Royalties payable to Forbes with respect to such License Year. Such aggregate accrued Royalties shall be compared to the Annual Minimum Guaranteed Amount already paid for such License Year. Subject to Section 5.1(b)(iv), if such aggregate accrued Royalties are less than the Annual Minimum Guaranteed Amount due for the License Year, no Royalty Payment in addition to the Annual Minimum Guaranteed Amount shall then be payable. Subject to Section 5.1(b)(iv), if such aggregate accrued Royalties exceed the Annual Minimum Guaranteed Amount paid for the License Year, Bridgepoint shall pay to Forbes an amount equal to the difference between (x) such aggregate accrued Royalties minus (y) the Annual Minimum Guaranteed Amount already paid for such License Year (such difference, the “Royalty Payment”), no later than ninety (90) days after the end of such License Year. The foregoing provisions shall apply separately to each License Year.
(iv)Notwithstanding Section 5.1(b)(iii), in no event shall the amount of the Royalty Payment payable with respect to any License Year during the Initial Term be less than the Royalty Payment payable with respect to the preceding License Year (giving effect, in each case, to the Annual Minimum Guaranteed Amount) unless Revenue has declined during [***] License Years.
5.2Payment Terms.
(a)Late Payments. Any sums not paid when due shall automatically accrue interest from the date when due until actually paid at a per annum interest rate equal to the U.S. prime rate as quoted by The Wall Street Journal on the date payment was due plus five percent (5%).
(b)Currency. All payments made by Bridgepoint under this Agreement shall be made in U.S. dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Forbes; provided, that Bridgepoint shall pay the Signing Payment by wire transfer in same-day funds to one or more bank accounts to be designated in writing by Forbes. With respect to the determination or valuation of any amounts not denominated in U.S. dollars, such amounts shall be converted into U.S. dollars by using the exchange rate quoted by The Wall Street Journal on the last day of the applicable fiscal quarter.
(c)Taxes. As between Forbes and Licensee, Licensee shall be responsible for all Taxes payable in connection herewith except for Taxes based upon the net income or capital gains of Forbes. Payments by Bridgepoint to Forbes pursuant to Section 5.1 shall be made without deduction or withholding by Bridgepoint, except to the extent required by Law. If any such deduction or withholding is required, Bridgepoint shall provide to Forbes, at Forbes’ request, a copy of documentary evidence of the payment to applicable Governmental Authorities of the deducted or withheld amount.
6.Representations and Warranties.
6.1Bridgepoint and Ashford Representations. Except as set forth in the correspondingly numbered section or subsection of the Schedules, each of Bridgepoint and Ashford jointly and severally represent and warrant to Forbes that:
(a)Organization; Standing. Each of Bridgepoint and Ashford is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full company power and authority to own, operate and lease its properties, as applicable, and carry on its business as currently conducted. Each of Bridgepoint and Ashford is duly licensed or qualified to do business and, if applicable, is in good standing in each jurisdiction in which such licensing or qualification is necessary, except where a failure to be licensed or qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on either Bridgepoint or Ashford or impair the ability of either Bridgepoint or Ashford to fulfill its obligations hereunder.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

(b)Authorization; Enforceability. Each of Bridgepoint and Ashford has all legal right, power, authority and capacity to execute and deliver and perform the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of Bridgepoint and Ashford of the Transaction Documents to which it is a party have been duly and validly authorized and approved. Each Transaction Document to which either Bridgepoint or Ashford is a party, when duly executed and delivered by the parties thereto, will be the legal, valid and binding obligation of Bridgepoint or Ashford, as applicable, enforceable in accordance with its terms.
(c)Defaults; Consents. The execution, delivery and performance of the Transaction Documents to which Bridgepoint or Ashford is a party and the consummation of the Transactions by each of Bridgepoint and Ashford does not and will not require any Required Approvals or constitute a Default under (i) any Law applicable to Bridgepoint, Ashford or the Business School, (ii) any of Bridgepoint or Ashford’s Organizational Documents or any resolutions adopted by either Bridgepoint or Ashford’s Board, or (iii) any of Bridgepoint or Ashford’s Contracts or Permits. Except as set forth on Exhibit F, there are no Required Approvals in connection with the Transactions. Notwithstanding the foregoing, in the event that a change of Law results in any additional Required Approval in connection with the Transactions, Forbes shall cooperate with Licensee to address such change of Law, and Licensee agrees to pay Forbes its reasonable out of pocket Expenses associated with any such cooperation.
(d)Absence of Certain Changes. Since the date of Bridgepoint’s most recent Annual Report on Form 10-K, filed on March 12, 2013 (the “10-K Date”), the business of each of Bridgepoint and Ashford, including the operation of Ashford University and the Business School, has been conducted only in the Ordinary Course, in compliance with all applicable Law and there has not been any action, omission, change, effect, event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect on Bridgepoint, Ashford or the Business School.
(e)Regulatory Matters.
Except as disclosed in Bridgepoint’s public filings or in the follow-up letter dated October 17, 2013 sent by Bridgepoint to Forbes prior to the Effective Date:
(i)Bridgepoint and Ashford have complied in all material respects with all material Educational Laws.
(ii)Bridgepoint and Ashford currently hold all material Educational Approvals.
(iii)There are no proceedings pending to revoke, withdraw, suspend, limit, condition or restrict any Educational Approval of Bridgepoint or Ashford and, to the Knowledge of Bridgepoint and Ashford, there are no facts, circumstances or omissions concerning Bridgepoint or Ashford that could reasonably be expected to result in such a proceeding.
(iv)Ashford is not on probation, monitoring, reporting, notice or warning status with any Educational Agency and is not subject to any show cause or adverse action by any Educational Agency, and, to the Knowledge of Licensees, there are no facts, circumstances or omissions concerning Bridgepoint or Ashford that could reasonably be expected to result in such a proceeding.
(v)No non-routine review, audit, site visit, or investigation by any Governmental Authority or Educational Agency is being conducted at or in connection with Ashford, except that Ashford anticipates a visit from the Bureau of Private Postsecondary Education (BPPE) in connection with Ashford’s licensure by the BPPE and transition to WASC accreditation.
(f)Litigation. Since the 10-K Date, and except as disclosed in that most recent 10-K and in follow up letters between Forbes and Licensee preceding the Effective Date, to the actual knowledge of Bridgepoint and Ashford, there has been no Action pending or threatened (i) involving or affecting any of Bridgepoint, Ashford or the Business School or any of their businesses or assets seeking damages in excess of $2,000,000 and which are not ordinary course employment matters and/or routine vendor disputes, (ii) that relates to the Transactions or the validity of the Transaction Documents or (iii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on any of Bridgepoint, Ashford or the Business School, or would otherwise reasonably be expected to cause any of the representations or warranties made by Bridgepoint or Ashford in this Agreement to be or become inaccurate, incomplete or breached (each, a “Specified Action”). To the actual knowledge of Bridgepoint and Ashford, no fact or circumstance exists that could validly give rise to a Specified Action. There are no outstanding or unsatisfied Orders against or affecting Licensee, the Business School or any of their businesses, properties or assets.
6.2Forbes Representations. Except as set forth on the correspondingly numbered section or subsection of the Schedules, Forbes hereby represents and warrants to Licensee that:
(a)Organization; Standing. Forbes is an entity duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization and has full power and authority to own, operate and lease its properties, as applicable, and carry on its business as currently conducted.
(b)Authorization; Enforceability. Forbes has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Forbes of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized and approved. This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by Forbes and, when duly executed and delivered by the parties thereto, will be the legal, valid and binding obligation of Forbes, enforceable in accordance with their terms.
(c)Defaults; Consents. The execution, delivery and performance of the Transaction Documents to which Forbes is a party, the consummation of the Transactions by Forbes, and the anticipated use of the Licensed Marks by Licensee do not and will not constitute a Default under (i) any Law applicable to Forbes, (ii) any of Forbes’ Organizational Documents or any resolutions adopted by Forbes’ Board, or (iii) any of Forbes’ Contracts or Permits.
(d)Termination of Prior Agreements. All prior license agreements and/or joint venture agreements between and among any of the following parties concerning the Licensed Marks and/or Licensed Content have been terminated prior to or contemporaneously with this Agreement: Forbes, Forbes Licensors, FBS Education, LLC, SignificantPsychology, LLC, FBS SigPsy, LLC and SigPsy Holdings, LLC.
(e)Extent of Rights. Forbes owns or has other rights to all of the Intellectual Property rights necessary to grant to Licensee the rights granted in this Agreement. Forbes has identified for Licensee on Exhibit B all Forbes Marks owned or controlled by Forbes, or any Forbes Licensor, Affiliate or Subsidiary, related to higher education. To the actual knowledge of Forbes, Forbes has the exclusive right to use the FORBES BUSINESS SCHOOL mark in the United States and there are no limitations on its rights to use the other Licensed Marks in the United States in the manner in which the licensed rights are granted hereunder. Forbes is not aware of any reason specific to the Licensed Marks why it could not extend use of such Licensed Marks to any other country in the world. No Forbes Affiliate, Forbes Subsidiary, or Forbes Licensor has any right to use the Licensed Marks in connection with higher education anywhere in the world in such a way as to frustrate or limit the rights granted by Forbes to Licensee in this Agreement. Forbes covenants that it will not license any FORBES Mark to any third party or directly use any such mark in connection with higher education services in such a way as to frustrate or limit the rights granted by Forbes to Licensee under this Agreement, during the Term of this Agreement and during any restricted period under Section 8.3(d) (it being agreed that sponsorship of a conference or other event by a third party that conducts activities in connection with higher education and/or use by such third party of any FORBES Mark in promotion thereof shall not be deemed the grant of a license by Forbes).
(f)No Unauthorized Use. To the actual knowledge of Forbes, as of the date hereof, there is no material unauthorized use, infringement or misappropriation of the Licensed Marks in the field of higher education in the United States.
(g)No Infringement. To the actual knowledge of Forbes, the Licensed Marks do not infringe upon, misappropriate or violate any Intellectual Property right of any other party in the field of higher education in the United States.
(h)No Pending Litigation. To the actual knowledge of Forbes, (i) there is no Action pending or threatened against Forbes or any third party (including, without limitation, arising out of Forbes’ prior license agreements and/or joint venture agreement with FBS Education, LLC, SignificantPsychology, LLC, FBS SigPsy, LLC, or SigPsy Holdings, LLC), involving or relating to the Licensed Marks that has or would reasonably be expected to have a Material Adverse Effect on Licensee’s ability to use the Licensed Marks for the Licensed Activity anywhere in the world, (ii) there is no Action pending or threatened against Forbes, any Forbes Licensor, any Forbes Affiliate or any Forbes Subsidiary that could have a Material Adverse Effect upon the positive reputation of the FORBES Marks, and (iii) there is no Action pending or threatened against Forbes or any of its officers, directors or shareholders which, if successfully pursued against Forbes or such officers, directors or shareholders, would prevent

Forbes from performing its obligations under this Agreement, or would cause any of the representations or warranties made by Forbes in this Agreement to be or become inaccurate, incomplete or breached.
(i)No Encumbrances. The Licensed Marks are free and clear of any encumbrance that has or would reasonably be expected to have a Material Adverse Effect on Licensee’s ability to use the Licensed Marks for the Licensed Activity.
(j)Excluded List. Forbes represents and warrants that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participating in the Agreement by any federal department or agency.
(k)Federal Funds. Forbes certifies that neither it nor its officers or employees have been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state or local government funds; or administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.
7.Covenants.
7.1Financial Statements; Royalty Statements.
(a)During the Term, Bridgepoint shall cause the following financial statements to be prepared in accordance with GAAP and delivered to Forbes within the applicable time period set forth with respect thereto:
(i)    As soon as practicable following the end of each fiscal year (and in any event not later than ninety (90) days after the end of such fiscal year), a balance sheet of Ashford as of the end of such fiscal year, and the related statements of income, cash flow and changes in equity for such fiscal year, together with appropriate notes to such financial statements and supporting schedules, including a supporting schedule detailing the Revenue for the fiscal year, all of which, with the exception of the supporting schedule detailing the Revenue for the fiscal year, shall be audited and certified by an independent public accountant of national repute selected by Licensee, and setting forth in comparative form the corresponding figures for the immediately preceding fiscal year end. The supporting schedule detailing the Revenue for the fiscal year may be unaudited, however, must be a part of the audited financial statements.
(ii)    As soon as practicable following the end of each fiscal quarter (and in any event not later than thirty (30) days after the end of each such quarter), an unaudited revenue statement of the Business School as of the end of such fiscal quarter.
(b)As soon as practicable following the end of each License Year (and in any event not later than ninety (90) days after the end of each such License Year), Licensee shall deliver to Forbes a Royalty Statement for such License Year.

7.2Records; Audit.
(a)During the term of this Agreement and for a period of no less than two (2) years following the expiration or termination hereof (the “Retention Period”), Licensee shall maintain and retain complete and accurate books, records, documents and reports (exclusive of any records that would identify any student or related student records) (the “Records”) of its financial operations and condition, revenues, expenses and deductions, including with respect to Ashford and the Business School, in sufficient detail for Forbes or its representative to determine the amount of the Royalties due to Forbes hereunder in accordance with GAAP or, in the case of Foreign Activities, International Financial Reporting Standards (“IFRS”), consistently applied.
(b)At any time during the Retention Period, upon not less than five (5) business days’ prior written notice and during normal business hours, Licensee shall provide Forbes and its representatives with access (including electronic access), at Forbes’ expense (subject to the last sentence of this paragraph), to the Records. In the event any audit of the Records discloses unpaid amounts due to Forbes hereunder with respect to an audit period, Licensee shall promptly pay Forbes an amount equal to one hundred and two percent (102%) of such unpaid amounts. In addition, if any such audit discloses unpaid amounts due to Forbes hereunder equal to or greater than five percent (5%) of the aggregate Royalties actually paid with respect to such period, then Licensee shall promptly reimburse Forbes for all of its Expenses in connection with such audit.
7.3Intentionally Omitted.
7.4Notification of Certain Matters. Each Party shall give notice in writing to the other Party promptly (and in any event within five (5) Business Days) of any of the following: (a) the occurrence or failure to occur, or the impending, alleged or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to result in (i) any representations or warranties in this Agreement to be untrue or inaccurate in any material respect if such representations and warranties were made as of the date of such occurrence or failure to occur, or impending, alleged or threatened occurrence or failure to occur, (ii) any covenants or agreements in this Agreement to fail to be complied with or (iii) any Regulatory Event; or (b) the receipt of any notice or other communication (including the commencement of any Action) alleging or implying that the consent of any Person that has not been obtained is or may be required in connection with the consummation of the Transactions or that such consummation would otherwise constitute a Default.
7.5Licensee Deliveries. On the Effective Date, Licensee shall deliver to Forbes:
(a)certificates, dated as of the date hereof, of the Secretary or Assistant Secretary of each of Bridgepoint and Ashford, (i) attesting to the incumbency of each authorized person executing a Transaction Document on its behalf and (ii) certifying a complete and accurate copy of the resolutions of the Board of Bridgepoint or Ashford, as applicable, authorizing the execution, delivery and performance of the Transaction Documents;

(b)certificates of good standing of each of Bridgepoint and Ashford, issued as of a date no more than ten (10) Business Days prior to the date hereof, by the Secretary of State of Delaware and the Secretary of State of Iowa, respectively; and
(c)duly executed counterparts to each other Transaction Document.
7.6Forbes Deliveries. On the Effective Date, Forbes shall deliver to Licensee:
(a)a certificate, dated as of the date hereof, of the Secretary or Assistant Secretary of Forbes, (i) attesting to the incumbency of each authorized person executing a Transaction Document on its behalf and (ii) certifying a complete and accurate copy of the resolutions of the Board of Forbes authorizing the execution, delivery and performance of the Transaction Documents;
(b)a certificate of good standing of Forbes, issued as of a date no more than ten (10) Business Days prior to the date hereof, by the Secretary of State of Delaware; and
(c)duly executed counterparts to each other Transaction Document.
7.7Advertising Services. During the Term, Forbes shall allow, and shall cause its Affiliates to allow, Licensee to purchase available Advertising Services [***] via direct sale by Forbes for the applicable media of Forbes or its Affiliate, on terms and conditions applicable to advertisers in such media.
7.8Competition. During the Term, neither Party, nor any of its Affiliates or Subsidiaries (including the Forbes Licensors) shall engage in Competition.
7.9Online Activities. Licensee may conduct delivery of services to its Business School students via the Internet (“Online Activities”) only through (a) Ashford’s official website (www.Ashford.edu), (b) related websites used in conduct of the Licensed Activities that are reasonably approved by Forbes or (c) any domain names selected or owned by the Forbes Licensors related to the Licensed Marks (the “Authorized Domain Names”). For purposes of this Section 7.9, “Online Activities” shall expressly not include internet-based third-party marketing activities authorized by Licensee related to the Business School. As to domain names under subdivision (c), Forbes shall, throughout the Term, provide Licensee with administrative control; provided, however, that such Authorized Domain Names shall be used solely for the purpose of redirecting visitors thereto to Ashford’s official website (www.Ashford.edu) or such other website as may be agreed upon by the Parties. Any Online Activities must include prominent links to the applicable terms of use and privacy policy, each of which shall comply with all applicable Laws and be consistent with industry standards adopted by reputable institutions of higher education. Forbes shall have the right, but not the obligation, to review the terms of use and privacy policy and to require that Licensee revise said statements to insure compliance with applicable Laws and industry standards. Licensee shall comply with any such terms of use and privacy policy.
7.10Foreign Activities. Without the prior written consent of Forbes, Licensee shall not expand the Licensed Activity to include the active solicitation of students outside of the

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

United States and its territories and possessions, other than recruitment of military students who are or may be deployed outside the United States (“Foreign Activities”). Within a reasonable period of time following its receipt of written notice by Licensee seeking such consent and setting forth the additional jurisdictions in which Licensee would like to conduct active solicitation of students, Forbes (either itself or through the Forbes Licensors) shall perform a trademark clearance analysis in accordance with its standard procedures, and upon completion of such analysis, shall either provide Licensee with its approval to conduct such activities or reject such expansion. Notwithstanding the foregoing, Licensee may expand the conduct of the Foreign Activities into a jurisdiction outside of the United States and its territories and possessions unless Forbes or the applicable Forbes Licensor reasonably believes that such use in such jurisdiction presents a non-trivial risk of subjecting Forbes or such Forbes Licensor to an Action or otherwise impairing the Licensed Marks. Licensee shall reimburse Forbes (or, at Forbes’ direction, the applicable Forbes Licensor) for all Expenses associated with any trademark clearance analysis conducted pursuant to this Section.
7.11Services, Resources and Operational Support. During the Term, Licensee shall provide the Business School with all services, resources and operational support reasonably necessary or advisable in connection with the operation of the business of the Business School, including as reasonably necessary to meet the Performance Targets and to maintain compliance with all applicable Laws.
7.12Program Establishment.
(a)Licensee shall change the name of the Business School to, and otherwise rebrand the Business School as, the “Forbes School of Business at Ashford University” on or about December 5, 2013.
(b)Licensee shall ensure that the Business School continues to operate in accordance with industry standards for other first class brands of similarly situated, for-profit institutions of higher education.
(c)Licensee shall conduct the Licensed Activity in compliance, and shall ensure that the Business School complies, in all material respects with applicable Educational Laws and shall maintain all material Educational Approvals.
8.Term and Termination.
8.1Term. Unless earlier terminated as provided in Section 8.2 below, the initial term of this Agreement shall begin on the Effective Date and end on December 31, 2025 (the “Initial Term”). Licensee may elect to renew the Agreement for a subsequent twelve (12)-year term ( a “Renewal Term” and, together with the Initial Term, the “Term”) by providing Forbes with written notice of its intent to renew at least sixty (60) days prior to the end of the Initial Term; provided, that such election shall not be effective unless (a) the Performance Targets applicable to the Initial Term have been met; and (b) Licensee is in compliance with all material terms and conditions of this Agreement, including all of its financial obligations hereunder.

8.2Termination.
(a)For Cause. Forbes may terminate this Agreement immediately upon written notice to Licensee upon the occurrence of a Licensee Termination Event. Licensee may terminate this Agreement immediately upon notice to Forbes upon the occurrence of a Forbes Termination Event.
(b)For Bankruptcy. This Agreement shall terminate immediately upon the occurrence of a Bankruptcy Event with respect to Bridgepoint without further action by either Party.
8.3Effect of Termination.
(a)Upon expiration or termination of this Agreement, all rights and obligations of Forbes and Licensee shall terminate, except as provided in this Section 8.3.
(b)In the event of any expiration or termination of this Agreement, Licensee shall have no further right to use the Licensed Marks in any way. Without limiting the generality of the foregoing, Licensee may not use or display the Licensed Marks for the purpose of making statements such as “Formerly Forbes Business School” or to otherwise suggest any previous association with the Licensed Marks or the Forbes Licensors. In the event of any such expiration or termination of this Agreement, Licensee shall, without cost to Forbes, as promptly as possible and no later than [***] ([***]) days following such termination, change the name and branding of any Licensed Activity, so as to eliminate any use of the applicable Licensed Marks, including any and all Marks which include the word “Forbes,” or the phrase “FBS” (or any other Marks owned or licensed by Forbes) or words or phrases confusingly similar thereto. Additionally, Licensee shall, (i) as promptly as possible and no later than [***] ([***]) days following such termination, cease use of, remove all and dispose of all signage, brochures, pamphlets and all other materials or supplies affected by such termination bearing, consisting of, depicting or making reference to any aspect of the Licensed Marks, and (ii) no later than [***] ([***]) days following the date upon which this Agreement expires or is terminated, return or destroy all Licensed Content and cease use of all Licensed Content in any derivative works, in each case, in a manner reasonably directed by Forbes and without cost to Forbes.
(c)Upon the expiration or earlier termination of this Agreement, all rights and licenses granted hereunder shall immediately terminate, except that in all cases the obligations of Licensee under the Surviving Sections shall survive such expiration or termination, and no such expiration or termination shall relieve any Party from any Liability arising hereunder prior thereto.
(d)If this Agreement expires or is terminated other than as a result of a termination or election not to renew by Forbes under Section 8.2(a) or under Section 8.2(b), Forbes shall not utilize or enter into a license agreement with respect to the Licensed Mark, in the field of higher education or use any of the Forbes Authorized Domain Names following any termination for a period that shall run the shorter of (a) [***] ([***]) [***] or (b) [***].

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

(e)Within ninety (90) days following termination of this Agreement for any reason, Forbes shall file a cancellation of any Licensed Mark including the Ashford University name.
9.Indemnification.
9.1Bridgepoint and Ashford shall, jointly and severally, indemnify, defend and hold harmless Forbes, the Forbes Licensors and their respective Affiliates, employees, officers, directors, members and managers (the “Forbes Indemnitees”) from and against any and all Damages, regardless of any investigation made or knowledge acquired by the Forbes Indemnitees prior to the date hereof, arising out of (a) a breach of any representation or warranty made by Bridgepoint or Ashford herein or in any other Transaction Document or any inaccuracy in any certificate delivered by Bridgepoint or Ashford pursuant hereto, (b) a breach of any covenant or agreement of Bridgepoint or Ashford in this Agreement or the other Transaction Documents, (c) the conduct of the Licensed Activity (except with respect to Damages arising out of use of the Licensed Marks in accordance with this Agreement), or (d) any failure by Bridgepoint or Ashford to comply with any Law or any Liabilities, fines or other sanctions imposed by a Governmental Authority related to Bridgepoint, Ashford or the Business School.
9.2Forbes shall indemnify, defend and hold harmless Licensee and its respective Affiliates, employees, officers, directors, members and managers (the “Licensee Indemnitees”) from and against any and all Damages, regardless of any investigation made or knowledge acquired by the Licensee Indemnitees prior to the date hereof, arising out of (a) a breach of any representation or warranty made by Forbes herein or in any other Transaction Document or any inaccuracy in any certificate delivered by Forbes pursuant hereto, (b) a breach of any covenant or agreement of Forbes in this Agreement or the other Transaction Documents, (c) any claim that Licensee’s authorized use of the Licensed Marks in the United States in accordance with the terms of this Agreement infringes the rights of a third party, or (d) any failure by Forbes to comply with any Law or any Liabilities, fines or other sanctions imposed by a Governmental Authority (in each case, other than Damages arising out of the failure to make or obtain any required notification or application with, or approval from, any Governmental Authority relating to Ashford or the Business School).
9.3In order for any Person entitled to indemnity under this Section 9 to validly assert a claim for indemnification under this Section 9, such indemnitee shall deliver written notice (a “Claim Notice”) to the indemnifying party specifying (to the extent known) the facts constituting the basis for such claim. Such indemnitee shall deliver to the indemnifying party, promptly following such indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by such indemnitee relating to any claim made by another Person against such indemnitee for which such indemnitee seeks indemnification from the indemnifying party hereunder (a “Third Party Claim”). Failure to deliver a Claim Notice with respect to a Third Party Claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the right of such indemnitee to indemnification in connection therewith except to the extent the indemnifying party is actually and materially prejudiced as a result of such failure, in which case the amount of indemnification to which such indemnitee is entitled shall be reduced by the amount, if any, by which such indemnitee’s Damages would have been lower had such Claim Notice been timely delivered. If the indemnifying party does not notify such indemnitee in writing within thirty (30) days from its receipt of the Claim Notice that the indemnifying party disputes such claim (an “Indemnity Dispute Notice”), the indemnifying party shall be deemed to have agreed with and accepted such claim.
9.4Each party shall cooperate in the other’s defense or prosecution of a Third Party Claim, such cooperation to include the retention and (upon the other’s written request) the provision of records and information that are reasonably relevant thereto, and making such party’s Representatives available on a mutually convenient basis to provide additional information and explanation of any such materials. If the indemnifying party wishes to assume the defense of the Third Party Claim, it shall do so by sending notice of the assumption to the indemnitee. The indemnifying party’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, the indemnifying party shall choose and employ independent legal counsel of reputable standing. An indemnitee is entitled to participate in the defense of a Third Party Claim, at such indemnitee’s own expense. If the indemnifying party assumes the defense of a Third Party Claim, it may not effect any compromise or settlement of the Third Party Claim without the consent of the indemnitee. If the indemnifying party does not elect to assume the defense of a Third Party Claim or the indemnitee reasonably concludes there is a conflict of interest between it and the indemnifying party, then the indemnitee shall have the right to control such defense and the indemnifying party shall be liable for the Expenses of counsel selected by the indemnitee to represent it.
10.Limitation of Warranty.
10.1 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, FORBES HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED MARKS, LICENSED CONTENT OR OTHERWISE.
10.2 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, LICENSEE HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO LICENSEE, THE BUSINESS SCHOOL OR OTHERWISE.
11.Confidentiality; Publicity.
(a)Neither party nor any of its respective Affiliates shall use, for any purpose other than as necessary to perform their obligations in accordance with the Transactions, or disclose to any Person other than their Representatives any Confidential Information of the other or any of its Affiliates without the prior written consent of the other. Notwithstanding the foregoing, the disclosure of Confidential Information covered by this Section 11 shall be permitted to the extent required by Law; provided, however, that prior to any such required disclosure, the party subject to the disclosure requirement shall, to the extent permitted by Law, give the other reasonable advance notice of any such disclosure and, to the extent permitted by Law, shall cooperate in narrowing the scope of such required disclosure and protecting any such disclosed Confidential Information.
(b)The parties shall cooperate to jointly develop all public communications related to the Transactions. Neither party or its affiliates shall issue any press release or other public announcement with respect to the Transactions without the prior consultation and approval of the other party (such approval not to be unreasonably withheld following the Effective Date), except as may be required by applicable Law, in which case such party shall consult with the other party regarding the contents of such disclosure to the extent practicable before issuing such press release or other announcement.
(c)Forbes acknowledges and agrees that it is aware (and that its representatives are aware or, upon receipt of any Confidential Information, shall be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that Forbes and its representatives shall comply with such laws, including without limitation, prohibitions on purchasing or selling securities of such public company or communicating non-public information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.
12.Miscellaneous.
12.1Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three (3) Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when received, if sent by overnight delivery service or international courier or (iv) when sent, if sent by fax provided receipt is confirmed. A party may change its address or fax number for the purposes hereof upon notice to the other party. Such notices or other communications shall be sent to each party as follows:

If to Licensee:	Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
Attention: President and Chief Executive Officer
Fax: (877) 230-9129

And to:	Ashford University, LLC
8620 Spectrum Center Blvd.
San Diego, CA 92123
Attention: President
Fax: (858) 391-5724

with a copy (which shall
and constitute notice) to:	Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
Attention: General Counsel
Fax: (877) 297-6923

with a copy (which shall
and constitute notice) to:	Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, Fourth Floor
Costa Mesa, CA 92626
Attention: Brian M. Daucher, Esq.
Fax: 714-513-5130

If to Forbes:	Forbes Education Holdings LLC
Forbes Building
60 Fifth Avenue
New York, New York 10011
Attention: MariaRosa Cartolano, Esq.
Fax: 212-620-1890

with a copy (which shall
and constitute notice) to:	Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: B. Jeffery Bell, Esq. and Vivian L. Hanson, Esq.
Fax: 212-468-7900

12.2Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflict-of-law provisions.
12.3Dispute Resolution.
(a)Arbitration. All disputes, controversies or claims arising out of or relating to this Agreement, the breach, termination or validity thereof, the subject matter of the Agreement, or any right or obligation created by the Agreement, irrespective of the underlying legal theory or claims (“Disputes”) shall be resolved exclusively according to the procedures set forth in this Section 12.3 through binding arbitration pursuant to the Commercial Arbitration Rules and the Procedures for Complex Cases of the American Arbitration Association (“AAA”) then in effect (the “Rules”):
(i)The arbitration demand shall be delivered to the AAA and respondents in accordance with the Rules. A single, neutral arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within fifteen (15) days of receipt by respondent(s) of a copy of the arbitration demand, AAA Rule R-11 shall apply except that each party may not strike more than three (3) arbitrators from any AAA proposed list (of at least 10 potential arbitrators). Any arbitrator appointed by the AAA shall be a practicing attorney admitted for at least fifteen (15) years, with significant experience as an arbitrator of large, complex commercial cases or be a retired or former federal judge. In addition, if practicable, any arbitrator appointed by the AAA shall have experience with for-profit higher education and/or issues relating to trademark licensing. The arbitrator shall have a conference with the parties within ten (10) days of appointment and shall design and implement a schedule for the prompt and fair adjudication of the Dispute. The hearing shall be held as soon as possible but, if practicable, no later than ninety (90) days after the appointment of the arbitrator. The arbitrator may extend any time limit contained herein for good cause shown. The award of the arbitrator shall be made in a written opinion.
(ii)This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final, conclusive and binding on the parties and there shall be no right of appeal therefrom, except in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The arbitrator shall be empowered to (A) determine the scope of his jurisdiction and all questions relating to the amenability of a Dispute to arbitration under this Agreement, whether or not arbitration is the exclusive method of dispute resolution and the authority of the arbitrator to make any award, and (B) award equitable relief of any nature, including the types of remedies described elsewhere in this Section 12.3. Any controversy concerning whether a Dispute is arbitrable shall be determined solely by the arbitrator.
(iii)Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction, and if the award of the arbitrator includes equitable relief, the judgment may include an Order or injunction for such equitable relief.
(iv)Each party’s Expenses of arbitration shall be borne entirely by that party; provided, that the costs of the arbitrator shall be borne by the non-prevailing party and, at the discretion of the arbitrator, all or a portion of the prevailing party’s Expenses shall be reimbursed to it by the non-prevailing party.
(v)The place of arbitration shall be New York County, New York. The language of the arbitration shall be English.
(vi)All aspects of the arbitration proceeding, including the existence of the arbitration, the award rendered by the arbitrator, all documents prepared for purposes of the arbitration, and all documents produced in the arbitration by either party shall be deemed by the parties, their counsel and experts and the arbitrator(s) to be confidential information. The parties, their counsel and experts and the arbitrator(s) shall not disclose, in whole or in part, to any other person or entity any such confidential information, except to the extent required by Law. In the event either party believes it is legally required to disclose such confidential information to any other person or entity, the party which believes it has such a legal obligation will promptly notify the other party of all the circumstances surrounding that belief so that the other party can seek appropriate protections to limit the disclosure of such confidential information and/or waive compliance with this paragraph in whole or in part. If such protections are not obtained or the other party waives compliance with this paragraph, in whole or in part, the party disclosing the confidential information shall only disclose the information it believes it is legally required to disclose and shall take reasonable steps to obtain an Order or other reliable assurances that confidential treatment will be afforded to the disclosed information.
(b)Court Proceedings. Notwithstanding any other provision of this Agreement, neither party shall institute a proceeding in any court or administrative agency to resolve a Dispute, except for a court proceeding to compel arbitration or otherwise enforce this arbitration provision, or to obtain a court judgment upon any arbitration award rendered hereunder. In any court proceeding authorized by the preceding sentence, the parties agree to seek leave from the court to file under seal any and all pleadings and papers to protect the confidential nature of the arbitration.
(c)Relief Allowed. In the case of any Dispute covered under this Section 12.3, the parties hereto agree that either party shall be entitled to seek equitable relief, including relief such as declaratory judgment or judgments, an Order or Orders for specific performance or one or more temporary or permanent injunctions or restraining orders, and that no bond or other security shall be required in connection with any such requests for relief. The parties agree that in the event that a party seeks emergency relief, such party shall not seek such relief in court, but shall seek such relief from the arbitrator or, prior to his appointment, by means of the AAA Optional Rules for Emergency Measures of Protection. The equitable remedies provided herein are cumulative and not exclusive of any remedies provided by Law.
12.4Entire Agreement. This Agreement and the other Transaction Documents (together with all appendices, schedules, exhibits, annexes and attachments thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
12.5Remedies. Except as set forth herein, the parties agree that the remedy at Law for a breach of this Agreement would be inadequate. In addition to legal remedies, each party shall be entitled to specifically enforce the terms hereof and obtain injunctive relief or any other equitable remedies in the event of any such breach or threatened breach by the other party.
12.6Amendments; Waivers. This Agreement may not be amended, modified or otherwise altered in any manner, and the terms and conditions hereof may not be waived, unless in writing signed by the parties hereto. Except as expressly provided to the contrary, the rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies available to a party and the waiver or failure by a party to exercise a right hereunder shall not operate as a waiver of a breach nor shall it prevent such party from doing so later with respect to such breach or any subsequent breach.
12.7Assignment. Forbes may assign this Agreement and its rights and interests hereunder without the consent of Bridgepoint or Ashford. Neither Bridgepoint nor Ashford may assign this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of Forbes. A Change of Control of a party shall be deemed an assignment by such party; provided, however, that a Change of Control of Bridgepoint (and a Change of Control of Ashford resulting therefrom) shall not be considered an assignment by such party for purposes of this Section 12.7 unless such Change of Control is such that either (a) the Person acquiring control of Bridgepoint is a Forbes Competitor, (b) the acquisition of control of Bridgepoint by such Person would reasonably be expected to materially and adversely affect the reputation or value of the Licensed Marks, as determined in consultation with a Mediator, or (c) the acquisition of control of Bridgepoint by such Person would reasonably be expected to materially impair the ability of Licensee to comply with its financial obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors and assigns.
12.8Severability. Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal or other legitimate purposes of such unenforceable term or provision.
12.9Third Party Beneficiaries. Except as contemplated by Section 9.1, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the parties hereto and their permitted successors and assigns.
12.10Expenses. Except as otherwise provided in this Agreement, all Transaction Expenses (whether or not the Transactions are consummated) shall be paid by the party incurring such Transaction Expense.
12.11No Partnership or Joint Venture. Nothing contained in this Agreement or the other Transaction Documents will be deemed or construed as creating a joint venture or partnership between the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties’ status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit to any other. No party will hold itself out as having any authority or relationship inconsistent with this Section 12.11.
12.12Further Assurances. Each party shall, without further consideration, take such further action (including the execution and delivery of such further documents and instruments) as the other party may reasonably request in order to carry out the purposes of the Transactions.
12.13Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LICENSEE

BRIDGEPOINT EDUCATION, INC.

By: /s/ Andrew S. Clark
Name: Andrew S. Clark
Title: President and Chief Executive Officer

ASHFORD UNIVERSITY, LLC

By: /s/ Dr. Richard Pattenaude
Name: Dr. Richard Pattenaude
Title: President and Chief Executive Officer

FORBES

FORBES EDUCATION HOLDINGS LLC

By: /s/ Mike Perlis
Name: Mike Perlis
Title: Chief Executive Officer

[Signature Page to License Agreement]

EXHIBIT A
DEFINITIONS
The capitalized terms set forth below shall have the respective meanings assigned to them.

“10-K Date” has the meaning set forth in Section 6.1(d).
“AAA” has the meaning set forth in Section 12.3(a).
“Accrediting Body” means any entity or organization that is recognized as an institutional accrediting body by the DOE that accredits Ashford University, including HLC and WASC.
“Action” means any and all actions, complaints, demands, hearings, audits, subpoenas, suits, arbitrations, mediations or proceedings, whether civil, criminal, regulatory, administrative or investigative, including any of the foregoing conducted by or pending before any Governmental Authority.
“Advertising Services” means the publication of advertisements meeting the Content Requirements in Forbes digital and print media.
“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.
“Agreement” has the meaning set forth in the Preamble.
“Annual Minimum Guaranteed Amount” means $2.5 million.
“Ashford” has the meaning set forth in the Preamble and, for the avoidance of doubt, includes Ashford University.
“Authorized Domain Names” has the meaning set forth in Section 7.9.
“Bankruptcy Event” means, with respect to any Person, (i) such Person commencing a voluntary case or other proceeding, or an involuntary case or other proceeding being commenced against such Person and remaining undismissed and unstayed for a period of sixty (60) days, in either case seeking liquidation, reorganization or other relief with respect to such Person or its debts under any applicable bankruptcy, reorganization, composition, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver or liquidator, custodian or other similar official of such Person or any substantial part of its property, (ii) such Person consenting to any such relief set forth in clause (i) of this paragraph or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) such Person admitting in writing its inability to pay its debts generally as they become due or generally failing to pay such debts as they become due or (iv) such Person making or consenting to any assignment of any material portion of its assets for the benefit of creditors.

“Board” means, with respect to an entity, the board of directors, board of managers or corresponding governing body of such entity, including, if duly acting in such capacity, the general partner, managing member or equity holders.
“Bridgepoint” has the meaning set forth in the Preamble.
“Business Courses” means any courses or classes offered by Licensee other than through the Business School using resources or personnel of the Business School.
“Business School” has the meaning set forth in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Certificate Program” means an educational program that leads to a certificate.
“Change of Control” means, with respect to a Person, the occurrence, directly or indirectly, in one or more related transactions, of any of the following: (i) any consolidation, merger, share exchange or similar transaction involving such Person unless (x) the capital stock or other equity of such Person is not converted, reclassified, exchanged or cancelled in such transaction and (y) the holders of such Person’s capital stock or other equity immediately prior to such transaction hold more than fifty percent (50%) of the outstanding voting power of the surviving entity (or, if applicable, the ultimate parent Person that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities of the surviving entity) immediately after such transaction; (ii) any sale, transfer, lease, exchange or other disposition of all, or substantially all, of the consolidated assets of such Person; (iii) the acquisition by any Person or group (other than another Person or group who, on the date hereof, was the beneficial owner of thirty-five percent (35%) or more of the outstanding voting power of such Person) of beneficial ownership of thirty-five percent (35%) or more of the outstanding voting power with respect to such Person, or the acquisition by any Person or group who, on the date hereof, was the beneficial owner of thirty-five percent (35%) or more of the outstanding voting power of such Person of beneficial ownership of any additional voting power with respect to such Person (excluding, in each case, acquisitions resulting from actions taken solely by such Person which reduce the number of voting securities of such Person outstanding); or (iv) any reorganization, reclassification, recapitalization, liquidation, dissolution or similar transaction with respect to such Person. Notwithstanding the foregoing, neither of the following events shall be considered a Change of Control: (a) any action or series of actions that reduces the beneficial ownership of Warburg Pincus, LLC in Bridgepoint Education, Inc. securities that results in a single Person controlling more than fifty percent (50%) of the voting or economic control of Bridgepoint, unless (A) the Person acquiring such control of Bridgepoint is a Forbes Competitor, (B) the acquisition of such control of Bridgepoint by such Person would reasonably be expected to materially and adversely affect the reputation or value of the Licensed Marks, as determined in consultation with a Mediator, or (C) the acquisition of such control of Bridgepoint by such Person would reasonably be expected to materially impair the ability of Licensee to comply with its financial obligations hereunder; and (b) the conversion of Ashford University, LLC, from an Iowa limited liability company to a California limited liability company, in connection with Ashford’s transition to WASC accreditation.

“Claim Notice” has the meaning set forth in Section 9.3.
“Competition” means, with respect to a Person, such Person directly or indirectly, whether on such Person’s own behalf or on behalf of any other Person (i) participating, sponsoring, organizing, encouraging, investing in or being employed or engaged by any Person or activity related to higher education that is competitive with the Business School (except to the extent offered by any Bridgepoint Affiliate, whether now existing or hereafter acquired by Bridgepoint, including University of the Rockies or Denver Learning Institute), (ii) establishing any school, department, program, unit or subdivision relating to higher education in conjunction with another Person or soliciting another Person for the purpose of establishing such school, department, program, unit or subdivision and (iii) causing or permitting any opportunity within the scope of the Business School as of the Effective Date to be usurped, in each case except for, with respect to Forbes and its Affiliates, such activities as may relate to business education that have been historically conducted by them, and natural extensions or developments thereof.
“Conduct Default” means the discontinuance of all or a significant portion of the Business School other than by force majeure.
“Confidential Information” means any information or material disclosed by one party or its Representatives (the “Discloser”) to the other party or its Representatives (the “Recipient”) or obtained by Recipient through inspection or observation of Discloser’s property or facilities (before or after the signing of this Agreement, and whether in writing, or in oral, graphic, electronic or any other form) in connection with the Transactions that is marked or described as, identified in writing as, or provided under circumstances reasonably indicating it is, confidential or proprietary; provided, that Confidential Information shall not include any information that (i) becomes publicly known through no fault of the Recipient (or its Representatives), (ii) is lawfully obtained from a third party that is not bound by a contractual, legal or other confidentiality obligation to the Discloser or (iii) is independently developed by the Recipient without reference to the Confidential Information.
“Content Requirements” means the applicable requirements set forth in Section 2 and Section 3.
“Contract” of a Person means all agreements, contracts, instruments, obligations, offers, commitments, leases, licenses, purchase orders, security arrangements and any other understandings to which such Person is a party or by which such Person or any of such Person’s properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.
“Control” means, with respect to a Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, including through the election of more than half of such Person’s Board or (ii) more than fifty percent (50%) of the aggregate voting power with respect to such Person, in each case whether through the ownership of securities, by Contract or otherwise.

“Damages” means any losses, Liabilities, damages, deficiencies, fines, fees, Orders, penalties, charges, Taxes, assessments, payments (including amounts paid in settlement), costs and expenses (including costs of investigation, preparation and defense and reasonable attorneys’ fees and disbursements), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, together with interest with respect to any of the foregoing. For avoidance of doubt, Damages shall be determined hereunder on the basis of putting the party suffering such Damages in the same economic position as if the representation, warranty, covenant or other agreement whose breach gives rise thereto had not been so breached.
“Default” means the occurrence or existence of any circumstance which, with the passage of time, the giving of notice or both, would constitute or give rise to: (i) a breach, default or violation, (ii) the creation of any Lien or the acceleration of any Liability, (iii) a requirement to obtain the consent of any Person or (iv) any put, call, repurchase, redemption, repayment, adjustment, amendment, cancellation or termination right.
“Degree Program” means an educational program that leads to an Associate’s degree, Bachelor’s degree, Master’s degree or Doctorate degree.
“Discloser” has the meaning set forth in the definition of Confidential Information.
“Disputes” has the meaning set forth in Section 12.3(a).
“DOE” means the U.S. Department of Education.
“Educational Agency” means the DOE, an Accrediting Body or a state licensing agency.
“Educational Approval” means any Permit issued by an Educational Agency and necessary and material to Ashford’s operation of the Business School both on campus and via distance education, and Ashford’s eligibility to participate in Title IV Programs.

“Education Law” means any law issued or administered by any Educational Agency, including any binding standard or requirement of an Accrediting Body.
“Effective Date” has the meaning set forth in the Preamble.
“Expenses” means, with respect to a Person, all reasonable costs and expenses incurred by or on behalf of such Person in connection with the transactions contemplated hereby (including filing and maintenance fees, employee compensation, fees and disbursements of counsel and other charges in connection with obtaining and maintaining accreditation and compliance with Law and the assertion of and defense against any claims arising in connection with the Transactions).
“Forbes” has the meaning set forth in the Preamble.
“Forbes Competitor” means a Person that, directly or indirectly, or through an Affiliate or Subsidiary of such Person, competes with Forbes or of any of its Affiliates in the business media and business publishing industry.

“Forbes Indemnitees” has the meaning set forth in Section 9.1.

“Forbes Termination Event” means (i) a material breach by Forbes of this Agreement, which breach is not cured within thirty (30) days of receipt of notice from Licensee to Forbes, (ii) a Reputation Event, or (iii) a Bankruptcy Event with respect to Forbes.
“Forbes Licensors” means Forbes’ direct or indirect licensor(s).
“FORBES Marks” means all Marks that include the word “Forbes” that are owned or controlled by Forbes Licensors.

“Foreign Activities” has the meaning set forth in Section 7.10.
“GAAP” means the United States generally accepted accounting principles consistently applied.
“Governmental Authority” means any domestic or foreign nation or government, any state, province, municipality or other political subdivision, branch or department thereof, any court, tribunal, arbitrator, agency or other regulatory, administrative or judicial agency, commission or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or relating to government, including any Educational Agency.
“HLC” means the Higher Learning Commission of the North Central Association of Colleges and Schools.
“IFRS” has the meaning set forth in Section 7.2(a)(i).
“Indebtedness” with respect to a Person means, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under conditional sale, repurchase or other title retention agreements, (iv) all obligations in respect of the deferred purchase price of property or services, (v) all Indebtedness of others guaranteed by such Person, (vi) all capital lease obligations (in accordance with GAAP) and (vii) all obligations, contingent or otherwise, as an account party in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar instruments.
“Indemnity Dispute Notice” has the meaning set forth in Section 9.3.
“Initial Term” has the meaning set forth in Section 8.1.
“Intellectual Property” means the following items of intangible property: (a) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (b) trademarks, trade names, service marks, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration of the same; (c) copyrights, whether or not registered, and all pending applications for registration of the same; (d) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; (e) Internet domain names and addresses, general use email addresses and other source identifiers; and (f) computer programs, including computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Knowledge” means, with respect to a Person, the knowledge that would be reasonably expected to be obtained after due inquiry of any Board member or senior executive of such Person responsible for the matter in question.
“Law” means any constitution, treaty, statute, law (including principles of common law), code, rule, regulation, ordinance, Order or agreement with or by any Governmental Authority, including any Education Law.
“Liability” means any Indebtedness, commitment, obligation or liability whether or not known, asserted, accrued, contingent or otherwise, including those arising under any Laws, Actions or Contracts, or any Damages or equitable relief which may be imposed in connection with the foregoing.
“License Year” means any calendar year during the Term of this Agreement, except that the first License Year shall run from January 2, 2014 through December 31, 2014.

“Licensed Activity” means (i) Ashford’s offering through the Business School of online and in-person courses, including as part of a Degree Program or Certificate Program in the fields of accountancy, economics, finance, management, marketing and any other business-related field solely to students enrolled in a program culminating in the award of an associate, bachelor’s or master’s degree or a certificate or enrolled in a course that leads to academic credit, continuing education credit or similar credit, and (ii) such other activities as may be reasonably necessary in connection with offering such courses or that are ancillary thereto, including promotional activities (including paid search and social media (such as Twitter/Facebook)), research activities, school store merchandising activities of a scope that is customary for a high-caliber educational institution, and such other activities as may be mutually agreed to by the parties from time to time.
“Licensed Content” means (i) text from the U.S. edition of the print magazine titled “Forbes,” “Forbes Life” and other Forbes publications that may be mutually agreed to from time to time (“Print Content”), (ii) text and other content, including video, from the website forbes.com (“Online Content”), and (iii) other content in the sole discretion of Forbes, including video content or digital content located in its archives and databases. No content shall be deemed Licensed Content until Licensee has been notified by Forbes pursuant to Section 4.4 that the content is available for use by Licensee.
“Licensed Marks” means the trademarks, service marks, trade dress, trade names, domain names, logos and designs set forth in Exhibit B or other marks that Forbes designates in writing by adding such marks to a revised Exhibit B and delivering such revised Exhibit B to Licensee.
“Licensee” has the meaning set forth in the Preamble.
“Licensee Indemnitees” has the meaning set forth in Section 9.2.
“Licensee-Requested Filings” has the meaning set forth in Section 2.4(a).

“Licensee Termination Event” means any (i) material breach by Licensee of this Agreement, which breach is not cured within thirty (30) days of receipt (or such other time as provided in the Agreement) of notice from Forbes, (ii) a Reputation Event, (iii) a Conduct Default or (iv) a Regulatory Event.
“Lien” means any (i) mortgage, pledge, lien, attachment, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person, (ii) option, right of use, first offer or first refusal, (iii) easement, servitude, restrictive covenant, encroachment, (iv) subordination agreement or arrangement or (v) agreements to create or effect any of the foregoing.
“Marks” has the meaning set forth in Section 2.3(b).
“Material Adverse Effect” means, when used in connection with any Person, any event, circumstance, change or effect that, with or without the receipt of notice or the passage of time, is or is reasonably likely to be materially adverse to the business, condition (financial or other), assets, liabilities or results of operations of such Person.
“Mediator” means, an independent and reputable third party selected by the mutual consent of the Parties (not to be unreasonably withheld or delayed), knowledgeable and experienced in trademark-related matters, who will facilitate a confidential review of the facts and circumstances and assist the parties with reaching a resolution.
“Online Content” has the meaning set forth in the definition of Licensed Content.

“Ordinary Course” means the ordinary course of the activities of Licensee consistent with the past practices thereof.
“Order” means any order, writ, injunction, award, judgment, decision, directive, decree, ruling or assessment of any Governmental Authority.
“Organizational Documents” means, with respect to an entity, such entity’s certificate or articles of organization, formation, incorporation or association, bylaws, regulations of the Board and operating agreement (including limited liability company, partnership and shareholder agreements), in each case as modified and in effect from time to time.
“Other Required Filings” has the meaning set forth in Section 2.4(a).
“Performance Targets” means with respect to the Initial Term, Forbes having received an aggregate amount of Royalties (giving effect to payments of the Minimum Guaranteed Amounts) of at least $[***] during the Initial Term.
“Permits” means all permits, certificates, licenses, approvals, governmental franchises, accreditations and other authorizations under applicable Law.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, unlimited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

“Print Content” has the meaning set forth in the definition of Licensed Content.
“Recipient” has the meaning set forth in the definition of Confidential Information.
“Records” has the meaning set forth in Section 7.2(a)(i).
“Regulatory Event” means (i) the termination or loss of Ashford’s eligibility to receive Title IV Funds or participate in Title IV Programs by the DOE, (ii) Ashford is no longer accredited by a regional or national accreditor of higher education institutions, or (iii) a regulatory development with respect to Bridgepoint, Ashford or the Business School that would reasonably be expected to prevent the continued conduct of the Licensed Activity.
“Renewal Term” has the meaning set forth in Section 8.1.
“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, agents, direct and indirect equity holders, accountants, counsel, advisors, financing sources and other representatives.
“Reputation Event” means any changes, circumstances or events that materially and adversely reflect on the reputation or value of the Licensed Marks, as determined in consultation with a Mediator.
“Required Approvals” means any consent, approval, order, notice, authorization or other filing required to be made with or obtained from any Educational Agency in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions.
“Required Disclosure” means any event required to be reported in public filings by Licensee pursuant to either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Retention Period” has the meaning set forth in Section 7.2(a).

“Revenue” means the revenue recognized by Licensee in accordance with U.S. GAAP during a given time period that is derived from students of Ashford’s Business School who are enrolled in a program in the fields of accountancy, economics, finance, management, marketing and any other business-related field, both online and in-person, culminating in the award of an associate, bachelor’s, master’s, or doctoral degree or a certificate. For avoidance of doubt, U.S. GAAP revenue from students enrolled in a business program who take classes outside the business school (e.g. general education credits) will be deemed part of Revenue and U.S. GAAP revenue from students enrolled in non- business program who take classes inside the business school will be deemed not part of Revenue. Notwithstanding the foregoing, Revenue also includes any income, fees or sales generated through the association of the Forbes brand with an activity of Licensee, including sale of merchandise, services, non-degree continuing education studies, event sponsorships, attendee fees and other such activities, even if such income, fees or sales are not derived from students enrolled in degree or certificate-granting programs of the Business School; provided, however, if the amount of such income, fees and sales generated through the association of the Forbes brand with the activities of Licensee that are not derived from students enrolled in degree or certificate-granting programs of the Business School is less than $[***] in a given License Year, such income, fees and sales shall not be included in Revenue.

“Royalties” means, with respect to a License Year, the sum of (i) the product of (A) the Revenue for such License Year times (B) the applicable Royalty Percentage for such License Year.
“Royalty Percentage” means: (a) with respect to the first four (4) License Years of the Initial Term, [***] percent ([***]%); (b) with respect to the next four (4) License Years of the Initial Term, [***] percent ([***]%); and (c) with respect to the final four (4) License Years of the Initial Term and all License Years thereafter, [***] percent ([***]%).
“Royalty Payment” has the meaning set forth in Section 5.1(b)(iii).
“Royalty Statement” means, with respect to a License Year, a written statement, certified by an officer of Licensee, setting forth a detailed computation of the Royalty Payment for such License Year, including (i) a statement of the Revenue for such License Year and (ii) the applicable Royalty Percentage used to compute the Royalties.

“Rules” has the meaning set forth in Section 12.3(a).
“Schedules” means the Disclosure Schedules to this Agreement, in the form agreed to and delivered by the parties at least three (3) Business Days prior to the date hereof.
“Signing Payment” means $15 million.
“Specified Action” has the meaning set forth in Section 6.1(f).
“Subsidiary” means, with respect to a Person, any other Person Controlled by such Person.

“Surviving Sections” means Sections 2.2, 2.3, 2.4(c), 3.7, 4.2, 4.3, 4.5(c), 5.1, 5.2, 7.2, , 8.2, 8.3, 9, 10, 11 (for three (3) years following the end of the Term) and 12, and any other provision that, by its terms, contemplates survival past the termination or expiration of this Agreement.
“Tax” means (i) all domestic or foreign federal, state, local, provincial, territorial or municipal taxes, charges, fees, imposts, levies or other assessments, including all net income, alternative minimum, gross receipts, wind-fall profits, production, capital, paid-up capital, sales, goods and services, use, ad valorem, value-added, transfer, transaction, franchise, profits, inventory, capital stock, license, greenmail, withholding (including Liability as a withholding agent), payroll, employment insurance, social security, unemployment, worker’s compensation, welfare, excise, severance, stamp, occupation, premium, escheat, environmental, property and estimated taxes, customs duties, other taxes, fees, levies, tariffs, assessments and charges of any kind whatsoever; and all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority with respect thereto, whether disputed or not, and (ii) any amount described in clause (i) for which a Person is liable (A) as a transferee or successor, (B)

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

under Treas. Reg. § 1.1502-6, any comparable provision of Law or otherwise through operation of Law or (C) as a result of any tax sharing, tax indemnity or tax allocation agreement, or any other express or implied agreement to indemnify any other Person, or by contract or otherwise.
“Term” has the meaning set forth in Section 8.1.
“Territory” means worldwide to the extent that Forbes has the right to grant the licenses set forth herein with respect to the Licensed Marks or Licensed Content, as applicable, and subject to Section 7.10.
“Third Party Claim” has the meaning set forth in Section 9.3.
“Title IV Funds” means funds disbursed or received under the Title IV Programs.
“Title IV Programs” means the programs of student financial assistance authorized by Title IV of the Higher Education Act of 1965, as amended.
“Transaction Documents” means this Agreement and all other documents contemplated hereby, together with all schedules, exhibits, annexes and appendices thereto.
“Transaction Expenses” means all third party fees and other Expenses incurred in connection with the evaluation, authorization, preparation, negotiation, execution and performance of the Transaction Documents, including making all filings and notifications and obtaining all consents in connection therewith and the fees and disbursements of investment bankers, financing sources, accountants, legal counsel, experts and other consultants and advisors.
“Transactions” means the transactions contemplated by the Transaction Documents.
“WASC” means the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges

EXHIBIT B
LICENSED MARKS

FORBES BUSINESS SCHOOL (U.S. Application Serial No. 85/511699)

FORBES SCHOOL OF BUSINESS

FORBES SCHOOL OF BUSINESS AT ASHFORD UNIVERSITY

EXHIBIT C
LICENSEE-REQUESTED FILINGS AND OTHER REQUIRED FILINGS

A. Licensee-Requested Filings:

None

B. Other Required Filings:

None

EXHIBIT D
DOMAIN NAMES

forbesbusinesseducation.biz
forbesbusinesseducation.com
forbesbusinesseducation.net
forbesbusinessschool.biz
forbesbusinessschool.com
forbescollegeofbusiness.com
forbescontinuingeducation.com
forbeseducation.biz
forbeseducation.com
forbeseducation.net
forbesexecutiveeducation.com
forbesmba.com
forbesuniversity.com
forbesschool.net
forbesschool.biz
forbesmba.net
forbescertificate.com
forbescertificate.net
forbesms.com
forbesms.net
forbesschoolofbusiness.biz
forbesschoolofbusiness.com
forbesschool.com*
forbesbusinessschool.co.uk*
forbesbusinessschool.eu*
forbesbusinessschool.net*
forbesbusinessschool.org*
forbesbusinessschool.org.uk*
forbeseducation.org*
* These URLs are in process of being registered by Forbes.

EXHIBIT E
APPROVED LOGOS AND BANNERS
[See attached]

EXHIBIT F
REQUIRED APPROVALS

None.